Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION

FOR IMMEDIATE RELEASE

23 March 2011

RECOMMENDED CASH ACQUISITION

by

Middleby Holding UK Ltd

(a wholly-owned subsidiary of The Middleby Corporation)

of

Lincat Group plc

(to be implemented by way of a scheme of arrangement under Part 26 of the Companies Act 2006)

Summary

●
The Middleby Corporation ("Middleby") is pleased to announce that it has agreed with the Board of Lincat Group plc ("Lincat") the terms of a recommended cash acquisition of the entire issued and to be issued share capital of Lincat by Middleby Holding UK Ltd ("Bidco"), a wholly-owned subsidiary of Middleby.

●
It is intended that the Acquisition will be implemented by means of a Court-sanctioned scheme of arrangement of Lincat under Part 26 of the Act. However, Middleby and Bidco reserve the right to effect the Acquisition by means of an Offer.

●
Under the terms of the Acquisition, Lincat Shareholders will receive 1,050 pence in cash for each Lincat Share held at the Scheme Record Time. Subject to the Scheme becoming Effective, Lincat Shareholders will be paid the cash consideration for their Lincat Shares not later than 14 days after the Effective Date. Payment is currently expected to be made not later than 10 June 2011.

●	Lincat will not declare a final dividend for the year ended 31 December 2010.
●	The Acquisition values the entire issued and to be issued share capital of Lincat at approximately £58 million and represents:
	o	a premium of approximately 37.7 per cent to the Closing Price of 762.5 pence per Lincat Share on 22 March 2011 (being the last Business Day prior to the date of this announcement);

	o	a premium of approximately 38.7 per cent. to the average Closing Price of 757.1 pence per Lincat Share for the one month ended on 22 March 2011; and
	o	a premium of approximately 48.7 per cent. to the average Closing Price of 706.2 pence per Lincat Share for the three months ended on 22 March 2011.
●	In order to become Effective, the Acquisition must, amongst other things, be approved by the requisite majorities of Lincat Shareholders at the Meetings and receive the sanction of the Court.
●
Bidco has received irrevocable undertakings to vote, or to procure (or, in the case of 27,934 Lincat Shares representing approximately 0.5 per cent. of the current issued share capital of Lincat, to use best endeavours to procure) that the registered holder votes, in favour of the resolutions relating to the Acquisition at the Meetings or, in the event that Bidco elects to implement the Acquisition by means of an Offer, to accept, or procure (or, in the case of 27,934 Lincat Shares representing approximately 0.5 per cent. of the current issued share capital of Lincat, to use best endeavours to procure) acceptance of, the Offer, in respect of Lincat Shares representing, in aggregate, approximately 51.2 per cent. of the current issued share capital of Lincat.  Save for the irrevocable undertaking given by Marlborough Fund Managers, all of the irrevocable undertakings received by Bidco will continue to be binding even if a higher competing offer for Lincat is made. The irrevocable undertaking given by Marlborough Fund Managers will cease to be binding if: (i) a competing cash offer for all Lincat Shares is announced which values each Lincat Share at a price which equals or exceeds 110 per cent. of the value of the consideration per Lincat Share available under the terms of the Acquisition; (ii) Bidco does not, within ten days of the announcement of such competing offer, announce a revised offer which values each Lincat Share at a price equal to or greater than the value of the consideration per Lincat Share under the terms of the competing offer; and (iii) Marlborough Fund Managers notifies Bidco within three days of the expiry of such ten day period that its obligations under the irrevocable undertaking have ceased to have effect.

●
The Lincat Directors, who have been so advised by Livingstone Partners, consider the terms of the Acquisition to be fair and reasonable so far as Lincat Shareholders are concerned.  In providing its advice to the Lincat Directors, Livingstone Partners has taken into account the commercial assessment of the Lincat Directors.

Accordingly, the Lincat Directors intend unanimously to recommend that Lincat Shareholders vote in favour of the resolutions relating to the Acquisition at the Meetings (or, in the event that the Acquisition is implemented by means of an Offer, to accept, or procure acceptance of, the Offer) as the Lincat Directors have irrevocably undertaken to do or to so procure (or, in the case of 22,575 Lincat Shares representing approximately 0.4 per cent. of the current issued share capital of Lincat, to use best endeavours to so procure) in respect of an aggregate beneficial holding of 1,672,610 Lincat Shares (representing, as at 22 March 2011, being the last practicable date prior to the publication of this announcement, approximately 30.5 per cent. of the current issued share capital of Lincat).

●
The Scheme Document, containing further information about the Acquisition and notices of the Meetings, together with the related forms of proxy, is expected to be posted to Lincat Shareholders in mid April 2011 and the Scheme is expected to become Effective by the end of May 2011.

Selim Bassoul, Chairman and Chief Executive Officer of Middleby, said:

"Lincat is a leading brand in the UK foodservice industry and its broad line of products is highly complementary to Middleby's existing portfolio. This acquisition will provide Middleby with a local manufacturing platform and significantly enhance our presence in the UK market.  We believe this transaction will provide for meaningful growth opportunities for both Middleby and Lincat in the UK market as we leverage Lincat's existing sales, service and manufacturing capabilities."

Alan Schroeder, Chairman of Lincat, said:

"The board of Lincat is confident that the offer from Middleby is in the best interests of Lincat’s shareholders and its employees.  We believe the price being offered is at a significant premium and is one which reflects the underlying value and prospects of the Lincat Group. Lincat will provide Middleby with a significant platform in the UK whilst Middleby’s diverse geographic presence will provide Lincat with increased access to overseas markets."

Enquiries:

Middleby Timothy Fitzgerald (Chief Financial Officer)	Tel: +1 847 429 7744
Lincat Paul Bouscarle (Chief Executive) Terry Storey (Finance Director)	Tel: 01522 875555
KPMG Corporate Finance (financial adviser to Middleby and Bidco) Chris Belsham	Tel: 0161 246 4548
Livingstone Partners (financial adviser to Lincat) Phillip McCreanor	Tel: 0207 484 4700

This summary should be read in conjunction with, and is subject to, the full text of this announcement, including the Appendices

The conditions to, and certain further terms of, the Acquisition are set out in Appendix 1.  The sources and bases for certain financial information contained in this announcement are set out in Appendix 2.  Details of irrevocable undertakings received by Bidco are set out in

Appendix 3.  Certain definitions and terms used in this announcement are set out in Appendix 4.

KPMG Corporate Finance, a division of KPMG LLP which is authorised and regulated by the FSA for investment business activities, is acting for Middleby and Bidco as financial adviser in relation to the Acquisition and is not acting for any other person in relation to such Acquisition.  KPMG Corporate Finance will not be responsible to anyone other than Middleby and Bidco for providing the protections afforded to its clients or for providing advice in relation to the contents of this announcement or any offer or arrangements referred to herein.

Livingstone Partners LLP, which is authorised and regulated in the United Kingdom by the FSA, is acting exclusively as financial adviser to Lincat Group plc in connection with the Acquisition and for no one else in connection with the Acquisition and will not be responsible to anyone other than Lincat Group plc for providing the protections afforded to clients of Livingstone Partners LLP nor for giving advice in relation to the Acquisition or any matter or arrangement referred to in this announcement.

Cenkos Securities plc, which is authorised and regulated in the United Kingdom by the FSA, is acting exclusively as corporate broker to Lincat Group plc and for no one else in connection with the Acquisition and will not be responsible to anyone other than Lincat Group plc for providing the protections afforded to clients of Cenkos Securities plc nor for providing advice in relation to the Acquisition or any other matter or arrangement referred to in this announcement.

This announcement does not constitute an invitation or offer to sell, purchase or subscribe for any securities or the solicitation of any vote for approval of the Acquisition in any jurisdiction.  Any response in relation to the Acquisition should be made solely on the basis of the information contained in the Scheme Document, which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition.  Lincat Shareholders are advised to read carefully the Scheme Document and other formal documentation in relation to the Acquisition once it has been dispatched. No person should construe the contents of this announcement as legal, financial or tax advice and any interested person should consult their own advisers in connection with the matters contained herein.

The availability of the Acquisition or the distribution of this announcement to persons who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located.  Persons who are not so resident should inform themselves of, and observe, any applicable requirements in those jurisdictions. This announcement has been prepared for the purposes of complying with English law, the Code and the AIM Rules.  As a result, information disclosed herein may not be the same as that which would have been disclosed in accordance with the laws and regulations of jurisdictions outside of England.

Bidco reserves the right to elect (with the consent of the Panel) to implement the Acquisition by means of an Offer.  In such event, the Offer will be implemented on substantially the same terms, subject to appropriate amendments, as those which would apply to the Scheme.  If the Acquisition is implemented by means of an Offer, it will be made in accordance with the requirements of applicable laws, including US securities laws, to the extent applicable.

Forward-looking Statements

This announcement, oral statements made regarding the Acquisition and other information published by Middleby, Bidco or Lincat may contain certain statements that are or may be forward-looking. These statements are based on the current expectations of the management of Middleby, Bidco and/or Lincat (as applicable) and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements contained herein may include statements about the expected effects of the Acquisition, the expected timing and scope of the Acquisition, anticipated earnings enhancements, estimated cost savings and other synergies, costs to be incurred in achieving synergies, potential disposals and other strategic options and all other statements in this announcement other than historical facts. Forward-looking statements include, without limitation, statements that typically contain words such as: "will", "may", "should", "could", "continue", "believes", "expects", "intends", "estimates", "anticipates", "aims", "targets", "plans" and "forecasts" or words of similar import. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the ability of the person making the statement to control or estimate precisely, such as future market conditions and the behaviour of other market participants. Other unknown or unpredictable factors could also cause actual results to differ materially from those in the forward looking statements. Therefore undue reliance should not be placed on such statements as a prediction of actual results. None of Middleby, Bidco or Lincat undertakes any obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required pursuant to applicable law.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified.  An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s).  An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any paper offeror is first identified.  Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror.  A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8.  A Dealing

Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified.  If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel's Market Surveillance Unit on +44 20 7638 0129.

Publication on Website

This announcement will be available on Middleby's website at www.middleby.com and Lincat's website at www.lincatgroup.co.uk by no later than 12 noon on 24 March 2011.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION

FOR IMMEDIATE RELEASE

23 March 2011

RECOMMENDED CASH ACQUISITION

by

Middleby Holding UK Ltd

(a wholly-owned subsidiary of The Middleby Corporation)

of

Lincat Group plc

(to be implemented by way of a scheme or arrangement under Part 26 of the Companies Act 2006)

1.	Introduction

The Middleby Corporation ("Middleby") is pleased to announce that it has agreed with the Board of Lincat Group plc ("Lincat") the terms of a recommended cash acquisition of the entire issued and to be issued share capital of Lincat by Middleby Holding UK Ltd ("Bidco"), a wholly-owned subsidiary of Middleby.

The Acquisition will be implemented by means of a Court-sanctioned scheme of arrangement of Lincat under Part 26 of the Act (although Middleby and Bidco reserve the right to effect the Acquisition by means of an Offer).  The Scheme Document is expected to be posted to Lincat Shareholders in mid April 2011 and the Scheme is expected to become Effective by the end of May 2011.

2.	The Acquisition

The Acquisition will be on the terms and subject to the conditions set out below and in Appendix 1, and to be set out in the Scheme Document.  Under the terms of the Acquisition, each Lincat Shareholder holding Lincat Shares at the Scheme Record Time will receive:

For each Lincat Share	1,050 pence in cash

The Acquisition values the entire issued and to be issued share capital of Lincat at approximately £58 million and represents:

	●	a premium of approximately 37.7 per cent. to the Closing Price of 762.5 pence per Lincat Share on 22 March 2011 (being the last Business Day prior to the date of this announcement);
	●	a premium of approximately 38.7 per cent. to the average Closing Price of 757.1 pence per Lincat Share for the one month ended on 22 March 2011; and
	●	a premium of approximately 48.7 per cent. to the average Closing Price of 706.2 pence per Lincat Share for the three months ended on 22 March 2011.
Lincat will not declare a final dividend for the year ended 31 December 2010.
3.	Background to and reasons for the Acquisition

Middleby is an experienced acquirer of businesses, having purchased 15 companies in the past five years.  Middleby is committed to building a strong presence in the UK market.  The Acquisition and the opportunity to work with Lincat's highly-regarded management team is an important step towards advancing this strategic initiative.  Middleby believes that its operating philosophy is very similar to Lincat's and hopes to leverage Lincat's strong distribution channels in the UK in order to enhance Middleby's position in the UK market.  In addition, Middleby believes that the Acquisition will provide an opportunity for Lincat to expand its distribution of products outside of the UK into foreign markets where Middleby has significant resources and to leverage the relationships Middleby has with global and key accounts in the UK to further grow sales.

If the Acquisition becomes Effective, Lincat Shareholders will benefit from a fair price in cash, which offers certainty.  Lincat would also gain access to Middleby's technical expertise and financial strength, which would further enhance the underlying value of its asset base.  The Acquisition offers Lincat's employees a chance to benefit from joining a larger organisation with opportunities to pursue further professional development.

4.	Recommendation

The Lincat Directors, who have been so advised by Livingstone Partners, consider the terms of the Acquisition to be fair and reasonable so far as Lincat Shareholders are concerned.  In providing its advice to the Lincat Directors, Livingstone Partners has taken into account the commercial assessment of the Lincat Directors.

Accordingly, the Lincat Directors intend unanimously to recommend that Lincat Shareholders vote in favour of the resolutions relating to the Acquisition at the Meetings (or, in the event that the Acquisition is implemented by means of an Offer, to accept, or procure acceptance of, the Offer) as the Lincat Directors have irrevocably undertaken to do or to so procure (or, in the case of 22,575 Lincat Shares representing approximately 0.4 per cent. of the current issued share capital of Lincat, to use best endeavours to so procure) in respect of an aggregate beneficial holding of 1,672,610 Lincat Shares (representing, as at 22 March 2011, being the last practicable date prior to the publication of this announcement, approximately 30.5 per cent. of the current issued share capital of Lincat).

5.	Background to, and reasons for, the recommendation

The Lincat Group is a UK group manufacturing commercial catering and bar equipment.  The Lincat Group has grown both organically and through acquisition and has now achieved a stage in its development in which its three operating subsidiaries have established brands.

The Lincat Directors believe that the Acquisition, at a significant premium to Lincat's current and recent share price, fully recognises and values the growth potential of the business through the ongoing pursuit of its current strategy.  In particular it acknowledges the substantial underlying value in Lincat's business which the Lincat Directors believe is not currently reflected in the price at which Lincat's shares have recently traded.

The Lincat Directors also recognise that the businesses of Lincat and Middleby complement one another, in terms of products, geography and infrastructure.  Specifically, Lincat would benefit from Middleby's global scale, supply chain and distribution network which would enable the Lincat Group to grow its revenues at a faster rate than if it remained independent.

6.	Financing of the Acquisition
Bidco will fund the consideration payable under the Acquisition from funds made available to it from Middleby's existing cash resources and bank facilities.

KPMG Corporate Finance, financial adviser to Middleby and Bidco, is satisfied that sufficient resources are available to Bidco to satisfy in full the cash consideration payable to Lincat Shareholders under the terms of the Acquisition.

7.	Information relating to Middleby and Bidco
Middleby

Middleby is a leader in the design, manufacture, marketing, distribution, and service of a broad line of cooking and warming equipment used in all types of commercial restaurants and institutional kitchens and food preparation, cooking and packaging equipment for food processing operations. Founded in 1888 as a manufacturer of baking ovens, Middleby Marshall Oven Company was acquired in 1983 by TMC Industries Ltd., a publicly traded company that changed its name in 1985 to The Middleby Corporation. The company has established itself as a leading provider of commercial restaurant equipment and food processing equipment as a result of its acquisition of industry leading brands and through the introduction of innovative products within both of these segments.

Middleby's leading equipment brands serving the commercial foodservice industry include Anets®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffmann®, CookTek®, CTX®, Doyon®, frifri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®,  Middleby Marshall®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company's leading equipment brands serving the food processing industry include Alkar®, Cozzini®, MP Equipment®, and RapidPak®. Middleby has been recognised by Forbes Magazine as one of the Best Small Companies in 2008, 2009 and 2010.

On 1 March 2011, Middleby reported net sales and earnings for the fourth quarter ended 1 January 2011. Middleby's net earnings for the fourth quarter were US$20,994,000 or US$1.13 per share on net sales of US$207,233,000 as compared to the prior year fourth quarter net earnings of US$17,874,000 or US$0.95 per share on net sales of US$152,493,000. Net earnings for the twelve months ended 1 January 2011 were US$72,867,000 or US$3.97 per share on net sales of US$719,121,000 as compared to net earnings of US$61,156,000 or US$3.29 per share on net sales of US$646,629,000 in the prior year.

Bidco

Bidco is a newly-incorporated private limited company incorporated in England and Wales and an indirect wholly-owned subsidiary of Middleby, formed for the purpose of making the Acquisition. Bidco has not traded since its incorporation nor has it entered into any obligations other than in connection with the Acquisition.

8.	Information relating to Lincat
The Lincat Group is a UK group manufacturing a range of commercial kitchen and bar equipment across three production sites with approximately 300 employees. Lincat is traded on AIM.
Lincat operates as three autonomous companies, each with its own specialism and brands:
● Lincat Limited focuses on light and medium duty prime cooking, food display and beverage equipment;
● IMC Limited manufactures kitchen machines and bar equipment; and
● Britannia Kitchen Ventilation Limited manufactures commercial kitchen ventilation units.

Lincat has a track record for the continuous development of products, with each subsidiary offering a wide range of products, designed, developed and manufactured in-house.  Lincat has established distribution networks in the UK.

For the year ended 31 December 2010, Lincat delivered £32.7m of revenue generating £6.6m of EBITDA.  Having regard to the timing of the Acquisition, Lincat will not be declaring a final dividend for the year ended 31 December 2010.

9.	Acquisition Structure

It is intended that the Acquisition will be implemented by means of a Court-sanctioned scheme of arrangement between Lincat and its shareholders under Part 26 of the Act.  The procedure involves an application by Lincat to the Court to sanction the Scheme and confirm the cancellation of the Scheme Shares, in consideration for which Scheme Shareholders on the shareholder register at the Scheme Record Time will receive cash on the basis described in paragraph 2 above.  The cancellation and subsequent issue of new shares in Lincat to Bidco provided for in the Scheme will result in Lincat becoming a wholly-owned subsidiary of Bidco.

It will be necessary for Lincat Shareholders to approve certain matters relating to the implementation of the Scheme.  The General Resolution will be proposed at the General Meeting for this purpose, further details of which will be set out in the Scheme Document.

To become Effective, the Scheme requires, among other things, the approval by a majority in number of the Scheme Shareholders who vote, representing not less than 75 per cent. in value of the Scheme Shares voted, either in person or by proxy, at the Court Meeting and the passing of the General Resolution at the General Meeting, which requires at least 75 per cent. of the votes cast by Lincat Shareholders (voting either in person or by proxy) to be voted in favour of the General Resolution.  The Scheme must also be sanctioned by the Court and the associated Capital Reduction must be confirmed by the Court.

The Scheme will only become Effective upon delivery of office copies of the Court Orders and the Statement of Capital to the Registrar.
Upon the Scheme becoming Effective:
●
it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting, or whether they voted in favour of or against the Scheme and/or the General Resolution; and

● share certificates in respect of the Scheme Shares will cease to be valid and entitlements to Scheme Shares held within the CREST system will be cancelled.

The Acquisition will be conditional upon the Scheme becoming Effective by not later than 6.00 p.m. on 30 September 2011 or such later date (if any) as Bidco and Lincat may, with the consent of the Panel, agree and (if required) the Court may approve.

The Scheme Document containing details of the Scheme and notices of the Meetings, together with the related forms of proxy, is expected to be posted to Lincat Shareholders, and, for information only, to participants in the Lincat LTIP, in mid April 2011 (and at the latest within 28 days of this announcement, unless otherwise agreed with the Panel).  It is expected that the Scheme will become Effective by the end of May 2011. Subject to the Scheme becoming Effective, Scheme Shareholders will be paid the cash consideration for their Scheme Shares not later than 14 days after the Effective Date. Payment is currently expected to be made not later than 10 June 2011.

10.	Irrevocable undertakings
Bidco has received irrevocable undertakings to vote, or to procure (or, in the case of 27,934 Lincat Shares representing approximately 0.5 per cent. of the current issued share capital of Lincat, to use best endeavours to procure) that the registered holder votes, in favour of the resolutions relating to the Acquisition at the Meetings or, in the event that Bidco elects to implement the Acquisition by means of an Offer, to accept, or procure (or, in the case of 27,934 Lincat Shares representing approximately 0.5 per cent. of the current issued share capital of Lincat, to use best endeavours to procure) acceptance of, the Offer, in respect of Lincat Shares representing, in aggregate, approximately 51.2 per cent. of the current issued share capital of Lincat.  Save for the irrevocable undertaking given by Marlborough Fund Managers, all of the irrevocable undertakings received by Bidco will continue to be binding even if a higher competing offer for Lincat is made.

The irrevocable undertaking given by Marlborough Fund Managers will cease to be binding if: (i) a competing cash offer for all Lincat Shares is announced which values each Lincat Share at a price which equals or exceeds 110 per cent. of the value of the consideration per Lincat Share available under the terms of the Acquisition; (ii) Bidco does not, within ten days of the announcement of such competing offer, announce a revised offer which values each Lincat Share at a price equal to or greater than the value of the consideration per Lincat Share under the terms of the competing offer; and (iii) Marlborough Fund Managers notifies Bidco within three days of the expiry of such ten day period that its obligations under the irrevocable undertaking have ceased to have effect.

Further details of these irrevocable undertakings are set out in Appendix 3 of this announcement.
11.	Implementation Agreement and break fee arrangements

Lincat, Middleby and Bidco have entered into an Implementation Agreement pursuant to which Lincat and Bidco have agreed, amongst other things, to take all such steps and actions and prepare all such documents necessary for the implementation of the Acquisition on a timely basis in accordance with an agreed timetable and in accordance with the terms of the Implementation Agreement.

The Implementation Agreement also contains a break fee arrangement, non-solicitation undertakings and matching rights in favour of Bidco in the event of a Competing Proposal. A brief summary of certain provisions of the Implementation Agreement is set out below.

Break fee

In consideration of Bidco making the Acquisition, the Lincat Board has agreed to enter into a break fee arrangement. Lincat will pay a break fee of an amount in cash equal to 1 per cent. of the aggregate consideration payable under the terms of the Acquisition to Bidco if, in summary:

●
the Lincat Directors fail to include a recommendation of the Acquisition in the Scheme Document (or Offer Document, as the case may be) or Lincat fails to issue the Scheme Document in accordance with the Implementation Agreement; or

●
the Lincat Directors: (i) withdraw, qualify or modify their recommendation of the Acquisition; (ii) fail to reaffirm and reissue such recommendation reasonably promptly (and in any event within 5 Business Days) following a request by Bidco; or (iii) announce an intention to take any of the foregoing actions, in each case at any time before the Scheme (or the Offer, as the case may be) lapses or is withdrawn; or

●
a Competing Proposal is made public howsoever (whether or not on a pre-conditional basis and whether pursuant to Rule 2.4 or Rule 2.5 of the Code) prior to the termination of the Implementation Agreement and within 12 months following the date that such Competing Proposal is made public, any Competing Proposal completes or becomes effective, or is declared or becomes unconditional in all respects; or

●	following and subject to the approval of the Scheme at the Court Meeting and the approval of the General Resolution at the General Meeting, the Lincat Directors:
	o	withdraw the Scheme or otherwise do not seek the Court Orders;
o
in the event that the First Court Order or the Second Court Order is not granted by the Court, fail to seek any appropriate amendment to the terms of the Scheme (as agreed with Bidco) or to return to Court to seek any necessary directions or orders or to appeal any decision of the Court (unless any such appeal in the opinion of counsel is more likely than not to fail); or

	o	fail to deliver an office copy of the First Court Order or the Second Court Order to the Registrar.
Non-solicitation

Lincat has undertaken in the Implementation Agreement that neither Lincat nor any other member of the Lincat Group, nor any of their respective advisers or representatives, will directly or indirectly through any other person:

●
solicit, initiate, facilitate, encourage, induce or otherwise seek to procure any Approach from any person other than Bidco in respect of, or in connection with, a Competing Proposal or potential Competing Proposal;

●
enter into any discussions, negotiations, correspondence or arrangement relating to or involving a Competing Proposal or potential Competing Proposal, except as, and solely to the extent (if any), required by the Code and save to the extent that the Lincat Directors (having first obtained appropriate written legal and financial advice) reasonably and in good faith consider that they would be in breach of their statutory or fiduciary duties not to do so;

●	commit to, or enter into, any agreement, arrangement or understanding with any person other than Bidco, including, without limitation, any break fee, indemnity or contribution for costs or similar arrangement, in connection with a Competing Proposal or potential Competing Proposal; or
●
except as, and solely to the extent (if any), required by Rule 20.2 of the Code (taking into account any ruling given by the Panel with respect thereto) provide information to any person (other than Bidco and its related parties) in relation to any Competing Proposal or potential Competing Proposal.

Lincat has agreed to notify Bidco promptly:
●
of any Approach that is made to Lincat or to any of its related parties with a view to Lincat or any of its related parties entering into discussions and/or negotiations with respect to a Competing Proposal or potential Competing Proposal;

● if the Lincat Directors determine that such an Approach is reasonably likely to lead to a Competing Proposal;
● if the Lincat Directors propose to withdraw, modify or qualify their recommendation of the Acquisition; and
● if any information is provided to any person other than Bidco in connection with a Competing Proposal or potential Competing Proposal.
Matching right

Lincat has also undertaken that in the event it receives an Approach that is reasonably likely to lead to a Competing Proposal and notifies Bidco thereof as required under the Implementation Agreement, it shall not recommend or enter into any agreement to implement any Competing Proposal or withdraw, modify or qualify the recommendation of the Scheme or withdraw the Scheme for a period of three Business Days. In the event that Bidco confirms within this period that it is willing to increase its offer to a consideration per Lincat Share equal to or greater than that provided under the Competing Proposal or potential Competing Proposal or to make an offer or proposal which would, in the reasonable opinion of Lincat's financial adviser, provide equal or superior financial value to Lincat Shareholders than the Competing Proposal or potential Competing Proposal (the "Revised Offer"), the Lincat Directors shall recommend the Revised Offer and shall not recommend or enter into any agreement to implement the Competing Proposal or potential Competing Proposal.

Further information regarding the Implementation Agreement will be set out in the Scheme Document.
12.	Opening Position Disclosures and Interests
Bidco confirms that it is on the date of this announcement making an Opening Position Disclosure, setting out the details required to be disclosed by it under Rule 8.1(a) of the Code.

Save in respect of the irrevocable undertakings referred to in paragraph 10 above, as at the close of business on 22 March 2011 (being the last practicable date prior to the date of this announcement) neither Bidco, nor any directors of Bidco, nor, so far as Bidco is aware, any person acting in concert with Bidco has: (i) any interest in or right to subscribe for any relevant securities of Lincat, nor (ii) any short positions in respect of relevant Lincat securities (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery, nor (iii) borrowed or lent any relevant Lincat securities.

It is intended that Bidco will subscribe for one Lincat Share at a price of 1,050 pence prior to the hearing of the Court at which the First Court Order will be sought.
13.	Management, employees and locations

Middleby values the active participation and continued commitment of Lincat's management and employees. Accordingly, Middleby has given assurances to the Lincat Board that, on the Acquisition becoming Effective, the existing employment rights, including pension rights, of all Lincat Group employees will be fully safeguarded in accordance with applicable law.

Following completion of the Acquisition, the employee resource of the Lincat Group will be considered as part of Middleby's overall strategy for Lincat and will be reviewed from time to time in light of the ongoing requirements of the Lincat Group.  Middleby has no current intention to change the location of Lincat Group's places of business.

Discussions between Middleby and Lincat's senior management team about the team members' specific roles in the Enlarged Group, and the terms of their employment, have yet to take place.  It is envisaged that such discussions will take place after the Acquisition has become Effective.

Each of the non-executive Lincat Directors has agreed to resign from the Board upon the Scheme becoming Effective.  Such non-executive Lincat Directors will have no entitlement to compensation upon resignation, save for the payment of any accrued but unpaid fees or expenses.

14.	Lincat LTIP

The Acquisition will extend to any Scheme Shares unconditionally allotted or issued prior to the Scheme Record Time including shares issued pursuant to the exercise of options or awards granted under the Lincat LTIP.

Participants in the Lincat LTIP will be contacted regarding the effect of the Acquisition on their rights under the Lincat LTIP and appropriate proposals will be made to such participants in due course.

Further details of these proposals will be set out in the Scheme Document.

15.	Conditions of the Acquisition
The conditions to the Acquisition are set out in full in Appendix 1 to this announcement.
The Scheme is conditional, amongst other things, upon:
●
the Scheme becoming Effective by no later than 6.00 p.m. on 30 September 2011 or such later date as Lincat and Bidco may, with the consent of the Panel, agree and (if required) the Court may approve, failing which the Scheme will lapse;

●
the approval of the Scheme by a majority in number of the Scheme Shareholders who vote, representing not less than 75 per cent. in value of the Scheme Shares voted, either in person or by proxy, at the Court Meeting;

● the passing of the General Resolution by the requisite majority at the General Meeting; and
●
the sanction of the Scheme and subsequent confirmation of the Capital Reduction by the Court (in either case, with or without modification on terms agreed by Bidco and Lincat) and the delivery of office copies of the Court Orders and the Statement of Capital to the Registrar.

16.	Delisting, cancellation of trading and re-registration
It is intended that the London Stock Exchange will be requested to cancel trading in Lincat Shares on AIM on or immediately following the Effective Date.

Subject to the Scheme becoming Effective, share certificates in respect of Lincat Shares will cease to be valid, and entitlements to Lincat Shares held within the CREST system will be cancelled on the Effective Date.

It is intended that Lincat be re-registered as a private limited company upon or immediately following the Scheme becoming Effective.
17.	Lincat securities in issue

In accordance with Rule 2.10 of the Code, as at close of business on 22 March 2011 (being the last Business Day prior to the date of this announcement), Lincat had 5,491,989 ordinary shares of 10 pence each in issue (ISIN number GB0005170492).

18.	General
This announcement does not constitute an offer or an invitation to purchase or subscribe for any securities.

The implications of the Offer for persons resident in, or citizens of, jurisdictions outside the United Kingdom may be affected by the laws of the relevant jurisdictions.  Such persons should inform themselves about and observe any applicable requirements.

Enquiries:

Middleby Timothy Fitzgerald (Chief Financial Officer)	Tel: +1 847 429 7744
Lincat Paul Bouscarle (Chief Executive) Terry Storey (Finance Director)	Tel: 01522 875555
KPMG Corporate Finance (financial adviser to Middleby and Bidco) Chris Belsham	Tel: 0161 246 4548
Livingstone Partners (financial adviser to Lincat) Phillip McCreanor	Tel: 0207 484 4700

KPMG Corporate Finance, a division of KPMG LLP which is authorised and regulated by the FSA for investment business activities, is acting for Middleby and Bidco as financial adviser in relation to the Acquisition and is not acting for any other person in relation to such Acquisition.  KPMG Corporate Finance will not be responsible to anyone other than Middleby and Bidco for providing the protections afforded to its clients or for providing advice in relation to the contents of this announcement or any offer or arrangements referred to herein.

Livingstone Partners LLP, which is authorised and regulated in the United Kingdom by the FSA, is acting exclusively as financial adviser to Lincat Group plc in connection with the Acquisition and for no one else in connection with the Acquisition and will not be responsible to anyone other than Lincat Group plc for providing the protections afforded to clients of Livingstone Partners LLP nor for giving advice in relation to the Acquisition or any matter or arrangement referred to in this announcement.

Cenkos Securities plc, which is authorised and regulated in the United Kingdom by the FSA, is acting exclusively as corporate broker to Lincat Group plc and for no one else in connection with the Acquisition and will not be responsible to anyone other than Lincat Group plc for providing the protections afforded to clients of Cenkos Securities plc nor for providing advice in relation to the Acquisition or any other matter or arrangement referred to in this announcement.

This announcement does not constitute an invitation or an offer to sell, purchase or subscribe for any securities or the solicitation of any vote for approval of the Acquisition in any jurisdiction.  Any response in relation to the Acquisition should be made solely on the basis of the information contained in the Scheme Document, which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition.  Lincat Shareholders are advised to read carefully the Scheme Document and other formal documentation in relation to the Acquisition once it has been dispatched. No person should construe the contents of this announcement as legal, financial or tax advice and any interested person should consult its own advisers in connection with the matters contained herein.

The availability of the Acquisition or the distribution of this announcement to persons who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located.  Persons who are not so resident should inform themselves of, and observe, any applicable requirements in those jurisdictions. This announcement has been prepared for the purposes of complying with English law, the Code and the AIM Rules.  As a result, information disclosed herein may not be the same as that which would have been disclosed in accordance with the laws and regulations of jurisdictions outside of England.

Bidco reserves the right to elect (with the consent of the Panel) to implement the Acquisition by means of an Offer.  In such event, the Offer will be implemented on substantially the same terms, subject to appropriate amendments, as those which would apply to the Scheme.  If the Acquisition is implemented by means of an Offer, it will be made in accordance with the requirements of applicable laws, including US securities laws, to the extent applicable.

Forward-looking Statements

This announcement, oral statements made regarding the Acquisition and other information published by Middleby, Bidco or Lincat may contain certain statements that are or may be forward-looking. These statements are based on the current expectations of the management of Middleby, Bidco and/or Lincat (as applicable) and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements contained herein may include statements about the expected effects of the Acquisition, the expected timing and scope of the Acquisition, anticipated earnings enhancements, estimated cost savings and other synergies, costs to be incurred in achieving synergies, potential disposals and other strategic options and all other statements in this announcement other than historical facts. Forward-looking statements include, without limitation, statements that typically contain words such as: "will", "may", "should", "could", "continue", "believes", "expects", "intends", "estimates", "anticipates", "aims", "targets", "plans" and "forecasts" or words of similar import. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the ability of the person making the statement to control or estimate precisely, such as future market conditions and the behaviour of other market participants. Other unknown or unpredictable factors could also cause actual results to differ materially from those in the forward looking statements. Therefore undue reliance should not be placed on such statements as a prediction of actual results. None of Middleby, Bidco or Lincat undertakes any obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required pursuant to applicable law.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified.  An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s).  An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any paper offeror is first identified.  Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror.  A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8.  A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified.  If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129.

Publication on Website

This announcement will be available on Middleby's website at www.middleby.com and Lincat's website at www.lincatgroup.co.uk by no later than 12 noon on 24 March 2011.

APPENDIX 1
CONDITIONS AND FURTHER TERMS OF THE ACQUISITION

The Acquisition will, if it is implemented by means of the Scheme, be conditional upon the Scheme becoming Effective by not later than  6.00 p.m. on 30 September 2011 or such later date (if any) as Bidco and Lincat may, with the consent of the Panel, agree and (if required) the Court may approve.

Conditions of the Scheme

1.	The Scheme will be subject to the following Conditions:
(a)
approval of the Scheme by a majority in number representing not less than 75 per cent. in value of Scheme Shareholders, present and voting, whether in person or by proxy, at the Court Meeting (or any adjournment thereof);

	(b)	the General Resolution being passed by the requisite majority at the General Meeting; and
(c)
the sanction of the Scheme and the confirmation of the Capital Reduction (with or without modification (but subject to such modification being acceptable to Bidco and Lincat)), and office copies of the Court Orders and the Statement of Capital being delivered for registration to the Registrar.

2.
Lincat and Bidco have agreed that, subject to the provisions of paragraph 3 below and the requirements of the Panel in accordance with the Code, the Scheme will also be conditional upon, and accordingly the necessary actions to make the Scheme Effective will only be taken on, the satisfaction or, where relevant, waiver of the following Conditions:

(a)
no Third Party having decided or intimated a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or having required any action to be taken or otherwise having done anything or having enacted, made or proposed any statute, regulation, decision, order or change to published practice and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to:

(i)
make the Acquisition, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control of, Lincat by any member of the Wider Middleby Group void, illegal and/or unenforceable under the laws of any relevant jurisdiction, or otherwise directly or indirectly prevent, prohibit, or materially restrain, restrict, delay or otherwise interfere with the implementation of, or impose additional material conditions or obligations with respect to, or otherwise materially impede, challenge, interfere or require amendment of the Acquisition or the acquisition of any such shares or securities by any member of the Wider Middleby Group;

(ii)
require, prevent or delay the divestiture or alter the terms envisaged for such divestiture by any member of the Wider Middleby Group or by any member of the Wider Lincat Group of all or any part of its businesses, assets or property or impose any limitation on the ability of any of them to conduct their businesses (or any part thereof) or to own, control or manage any of their respective businesses, assets or properties (or any part thereof) to an extent which is in each case material in the context of the Wider Lincat Group taken as a whole or the Wider Middleby Group taken as a whole;

(iii)
impose any limitation on, or result in a delay in, the ability of any member of the Wider Middleby Group directly or indirectly to acquire or hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in Lincat or on the ability of any member of the Wider Lincat Group or any member of the Wider Middleby Group directly or indirectly to hold or exercise effectively any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the Wider Lincat Group to an extent which is in each case material in the context of the Wider Lincat Group taken as a whole or the Wider Middleby Group taken as a whole;

(iv)
require any member of the Wider Middleby Group or the Wider Lincat Group to acquire or offer to acquire any shares, other securities (or the equivalent) or interest in any member of the Wider Lincat Group or any asset owned by any third party (other than in the implementation of the Scheme or pursuant to Chapter 3 of Part 28 of the Act);

(v)	require, prevent or materially delay a divestiture by any member of the Wider Middleby Group of any shares or other securities (or the equivalent) in Lincat;
(vi)	result in any member of the Wider Middleby Group or the Wider Lincat Group ceasing to be able to carry on business under any name under which it presently carries on business;
(vii)
impose any material limitation on the ability of any member of the Wider Middleby Group or any member of the Wider Lincat Group to integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Wider Middleby Group and/or the Wider Lincat Group; or

(viii)
otherwise materially and adversely affect any or all of the business, assets, liabilities, financial or trading positions, profits, prospects or operational performance of the Wider Lincat Group taken as a whole or of the Wider Middleby Group taken as a whole;

and all applicable waiting and other time periods and any extensions of such waiting or time periods during which any Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any relevant jurisdiction or otherwise intervene in respect of the Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control of, Lincat or any other member of the Wider Lincat Group by Middleby or any other member of the Wider Middleby Group, having expired, lapsed or been terminated;

(b)
all necessary or appropriate notifications, filings or applications having been made in connection with the Acquisition and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction including but not limited to the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with and all Authorisations necessary or appropriate in any jurisdiction for or in respect of the Acquisition or the proposed acquisition of any shares or other securities in, or control of, Lincat or any other member of the Wider Lincat Group by any member of the Wider Middleby Group having been obtained in terms and in a form reasonably satisfactory to Bidco from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider Lincat Group or the Wider Middleby Group has entered into contractual arrangements and all such Authorisations necessary or appropriate to carry on the business of any member of the Wider Lincat Group in any jurisdiction having been obtained in each case where the direct consequence of a failure to make such notification or filing or to wait for the expiry, lapse or termination of any such waiting period or to comply with such obligation or obtain such Authorisation would be unlawful in any relevant jurisdiction or have a material adverse effect on the Wider Lincat Group, any member of the Middleby Group or the ability of Bidco to implement the Scheme and all such Authorisations (the absence of which would have an effect as aforesaid) remaining in full force and effect at the time at which the Acquisition becomes otherwise unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict, modify (in each case to an extent which is material) or not to renew such Authorisations;

(c)
except as Disclosed, there being no provision of any arrangement, agreement, licence, permit, lease or other instrument to which any member of the Wider Lincat Group is a party or by or to which any such member or any of its assets is or may be bound or be subject or any event or circumstance which, as a consequence of the Acquisition or the proposed acquisition by any member of the Wider Middleby Group of any shares or other securities in Lincat or because of a change in the control or management of any member of the Wider Lincat Group or otherwise, could or might reasonably be expected to result in, in each case to an extent which is material in the context of the Wider Lincat Group taken as a whole:

(i)
any monies borrowed by, or any other indebtedness or liabilities (actual or contingent) of, or any grant available to, any member of the Wider Lincat Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)
the rights, liabilities, obligations, interests or business of any member of the Wider Lincat Group or any member of the Wider Middleby Group under any such arrangement, agreement, licence, permit, lease or other instrument or the interests or business of any member of the Wider Lincat Group or any member of the Wider Middleby Group in or with any other firm or company or body or person (or any agreement or arrangement relating to any such business or interests) being terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

(iii)	any member of the Wider Lincat Group ceasing to be able to carry on business under any name under which it presently carries on business;
(iv)
any assets or interests of, or any asset the use of which is enjoyed by, any member of the Wider Lincat Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any member of the Wider Lincat Group otherwise than in the ordinary course of business;

(v)
the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any member of the Wider Lincat Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(vi)	the value of, or the financial or trading position or prospects of, any member of the Wider Lincat Group being prejudiced or adversely affected;
(vii)	the creation of any liability (actual or contingent) by any member of the Wider Lincat Group; or
(viii)	any liability of any member of the Wider Lincat Group to make any severance, termination, bonus or other payment to any of its directors or other officers; or
(ix)
the rights, liabilities, obligations or interests of any member of the Wider Lincat Group in, or the business of any such member with, any person, firm, body or company (or any arrangements or agreements relating to any such interest or business) being or becoming capable of being terminated or adversely modified or affected, and, save as Disclosed, no event having occurred which, under any provision of any such arrangement, agreement, licence, permit, lease or other instrument to which any member of the Wider Lincat Group is a party or by or to which any such member or any of its assets is or may be bound or be subject could result in or would be reasonably likely to result in any of the events or circumstances which are referred to in paragraphs (i) to (ix) of this Condition to an extent which is material in the context of the Lincat Group taken as a whole;

(d)	except as Disclosed, no member of the Wider Lincat Group having, since 1 January 2011:
(i)
issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or transferred or sold or agreed to transfer or sell or authorised or proposed the transfer or sale of Lincat Shares out of treasury (save, where relevant, as between Lincat and wholly-owned subsidiaries of Lincat or between such wholly-owned subsidiaries or for the grant of awards under the Lincat LTIP or to the Trustee or in order to satisfy any awards granted under the Lincat LTIP and save as contemplated pursuant to the Scheme or the Implementation Agreement);

(ii)
recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution (whether payable in cash or otherwise) other than to Lincat or one of its wholly-owned subsidiaries;

(iii)
save as between wholly-owned subsidiaries of Lincat or between Lincat and its wholly-owned subsidiaries, merged with or demerged from or acquired any body corporate, partnership or business or acquired or disposed of, or, other than in the ordinary course of business, transferred, mortgaged or charged or created any security interest over, any assets or any right, title or interest in any asset (including shares and trade investments) or authorised, proposed or announced any intention to do so which is in each case material in the context of the Wider Lincat Group taken as a whole;

	(iv)	save as between Lincat and its wholly-owned subsidiaries or between such wholly-owned subsidiaries made, authorised, proposed or announced an intention to propose any change in its loan capital;
(v)
issued, authorised or proposed the issue of any debentures or (save as between Lincat and its wholly-owned subsidiaries or between such wholly-owned subsidiaries) incurred or increased any indebtedness or become subject to any contingent liability, in each case other than in the ordinary course of business, to an extent which is material in the context of the Lincat Group taken as a whole;

(vi)
other than in relation to the implementation of the Scheme or the Acquisition, entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) (otherwise than in the ordinary course of business) which is of a long-term, unusual or onerous nature, or which involves or could involve an obligation of a nature or magnitude which is, in any such case, material in the context of the Lincat Group taken as a whole or which is or is likely to be restrictive on the business of any member of the Wider Lincat Group or the Wider Middleby Group;

(vii)
entered into or varied the terms of any service agreement with any director or senior executive of any member of the Wider Lincat Group (other than increases in remuneration as provided under the terms of the relevant agreements);

(viii)
other than as may be required by the implementation of the Scheme or the Acquisition and save as contemplated pursuant to the Implementation Agreement, proposed, agreed to provide or modified in any material respect the terms of, or exercised discretion in a way that is not consistent with past practice in respect of, any share option scheme, incentive scheme, or other benefit relating to the employment or termination of employment of any employee of any member of the Wider Lincat Group;

(ix)
made or agreed or consented to any significant change to the terms of the trust deeds constituting the pension schemes established for its directors, employees or their dependants or the benefits which accrue or to the pensions which are payable thereunder, or to the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined or to the basis on which the liabilities (including pensions) of such pension schemes are funded or made or the contributions payable to any such schemes, or agreed or consented to any change to the trustees involving the appointment of a trust corporation;

(x)
implemented or effected, or authorised, proposed or announced its intention to implement or effect, any composition, assignment, reconstruction, amalgamation, commitment, scheme or other transaction or arrangement (other than the Scheme);

(xi)
purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect of the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital;

(xii)	waived or compromised any claim otherwise than in the ordinary course of business in any case in a manner or on terms that are material in the context of the Lincat Group taken as a whole;

	(xiii)	save as envisaged by the terms of Scheme or as required to implement the Acquisition, made any material alteration to its articles of association or other incorporation documents;
(xiv)
(other than in respect of a member which is dormant and was solvent at the relevant time) taken or proposed any steps, corporate action or had any legal proceedings instituted or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution, reorganisation or for the appointment of any administrator, receiver, manager, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed;

(xv)
been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business; or

(xvi)
entered into any contract, commitment, agreement or arrangement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition;

(e)	except as Disclosed, since 1 January 2011:
(i)
there having been no adverse change in the business, assets, financial or trading position or profits or prospects or operational performance of any member of the Wider Lincat Group to an extent which is material to the Lincat Group taken as a whole;

(ii)
no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced or instituted by or against or remaining outstanding against any member of the Wider Lincat Group or to which any member of the Wider Lincat Group is or may become a party (whether as claimant or defendant or otherwise) and no enquiry or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Wider Lincat Group having been threatened, announced or instituted by or against, or remaining outstanding in respect of, any member of the Wider Lincat Group which, in any such case, might reasonably be expected materially and adversely to affect the Lincat Group taken as a whole;

(iii)
no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened, announced, implemented or instituted by or against or remaining outstanding against or in respect of any member of the Wider Lincat Group which in any such case is or could reasonably be expected to be adverse to the interests of any member of the Wider Lincat Group and is material in the context of the Wider Lincat Group taken as a whole;

(iv)
no contingent or other liability having arisen or become known to Bidco which might be likely adversely to affect the business, assets, financial or trading position or profits or prospects of any member of the Wider Lincat Group to an extent which is material to the Lincat Group taken as a whole;

(v)
no steps having been taken and no omissions having been made which are likely to result in the withdrawal, cancellation, termination or modification of any Authorisation held by any member of the Wider Lincat Group, which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which is material to the Lincat Group taken as a whole; and

(vi)
no member of the Wider Lincat Group having conducted its business in breach of any applicable laws and regulations to an extent which is material in the context of the Wider Lincat Group taken as a whole;

(f)	except as Disclosed, Bidco not having discovered after the date of this announcement:
(i)
that any financial, business or other information concerning the Wider Lincat Group publicly disclosed or disclosed to any member of the Wider Middleby Group at any time by or on behalf of any member of the Wider Lincat Group which is material in the context of the Acquisition is to a material extent misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make that information not misleading (and which was not subsequently corrected before the date of this announcement);

	(ii)	that any member of the Wider Lincat Group is subject to any liability, contingent or otherwise, which is material in the context of the Lincat Group taken as a whole; or
(iii)
any information which affects the import of any information disclosed to any member of the Wider Middleby Group at any time by or on behalf of any member of the Wider Lincat Group which is material in the context of the Lincat Group taken as a whole;

(g)
except as Disclosed, Bidco not having discovered after the date of this announcement in relation to any release, emission, accumulation, discharge, disposal or other fact or circumstance which has impaired or is likely to impair the environment (including property) or harmed or is likely to harm human health, that any past or present member of the Wider Lincat Group, in a manner or to an extent which is material in the context of the Lincat Group, (i) has committed any violation of any applicable laws, statutes, regulations, notices or other requirements of any Third Party; and/or (ii) has incurred any liability (whether actual or contingent) to any Third Party; and/or (iii) is likely to incur any liability (whether actual or contingent), or is required, to make good, remediate, repair, re-instate or clean up the environment (including any property).

Further Terms of the Acquisition

1.

Subject to the requirements of the Panel in accordance with the Code, Bidco reserves the right to waive, in whole or in part, all or any of the above Conditions, except Condition 1. The Conditions, other than Condition 1, must be fulfilled, be determined by Bidco to be or remain satisfied or (if capable of waiver) be waived prior to the commencement of the First Court Hearing, failing which the Scheme will lapse. Bidco shall be under no obligation to waive, to determine to be or remain satisfied or treat as fulfilled any of such Conditions as at that time, notwithstanding that the other Conditions may at an earlier date have been waived or fulfilled and that there are, at such earlier date, no circumstances indicating that any such Condition may not be capable of fulfillment.

2.

If Bidco is required by the Panel to make an offer for Lincat Shares under the provisions of Rule 9 of the Code, Bidco may make such alterations to any of the above Conditions as are necessary to comply with the provisions of that Rule.

3.
Bidco reserves the right to elect (with the consent of the Panel where necessary) to implement the Acquisition by means of an Offer  as an alternative to the Scheme.  In such event, the Offer will be implemented on substantially the same terms, subject to appropriate amendments, as those which would apply to the Scheme.  If Bidco makes an Offer it will be conditional on valid acceptances being received in respect of 75 per cent. (or such higher percentage as Bidco may decide with the consent of the Panel, or such lower percentage as Bidco may decide or the Panel may require) in nominal value of Lincat Shares to which the Offer relates.  Further, if sufficient acceptances of such Offer are received and/or sufficient Lincat Shares are otherwise acquired, it is the intention of Bidco to apply the provisions of the Act to acquire compulsorily any outstanding Lincat Shares to which such Offer relates.

4.
The Scheme will lapse if it is referred to the UK Competition Commission on or before the later of the date of the Court Meeting and the date of the General Meeting.  In such event, Lincat will not be bound by the terms of the Scheme.

5.
The availability of the offer by Bidco to acquire the entire issued and to be issued share capital of Lincat to persons not resident in the UK may be affected by the laws of the relevant jurisdictions.  Persons who are not resident in the UK should inform themselves about and observe any applicable requirements.

6.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.
7.	The Scheme will be governed by English law and be subject to the jurisdiction of the English courts, to the Conditions and to the further terms set out in the Scheme

Document. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange and the FSA.

APPENDIX 2
SOURCES AND BASES OF INFORMATION

Unless otherwise stated in this announcement:

1.	The financial information relating to Middleby is extracted from Middleby's announcement of its results for the three months ending 1 January 2011 and the financial year ending 1 January 2011;
2.	The financial information relating to Lincat is extracted from the Preliminary Results Announcement and the audited consolidated financial statements of Lincat for the relevant years;
3.
As at the close of business on 22 March 2011, being the last Business Day prior to this announcement, there were 5,491,989 Lincat Shares in issue, as has been confirmed by Lincat.  The International Securities Identification Number for Lincat Shares is GB0005170492;

4.	The fully diluted share capital of Lincat (being 5,514,4891 Lincat Shares) is calculated upon the basis of:
● the current issued share capital of Lincat as referred to in paragraph 3 above; and
● a further 22,500 Lincat Shares which may be issued on or after the date of this announcement in connection with the Lincat LTIP;
5.
The value of the entire issued and to be issued share capital of Lincat under the terms of the Acquisition is based on the offer price of 1,050 pence per Lincat Share and fully diluted share capital of Lincat as set out in 4 above;

6.	All prices for Lincat Shares have been derived from Bloomberg and represent Closing Prices on the relevant date(s);
7.	The premium calculations to the price per Lincat Share have been calculated by reference to:
● a price of 762.5 pence per Lincat Share, being the Closing Price on 22 March 2011, the last Business Day prior to the date of this announcement, as derived from data provided by Bloomberg;
● a price of 757.1 pence per Lincat Share, being the average Closing Price over the one month period from 22 February 2011 until 22 March 2011, as derived from data provided by Bloomberg; and

1 Excludes the 1 Lincat Share proposed to be subscribed for by Bidco at a price of 1,050 pence prior to the hearing of the Court at which the First Court Order will be sought.

●	a price of 706.2 pence per Lincat Share, being the average Closing Price over the three months period from 22 December 2010 until 22 March 2011, as derived from data provided by Bloomberg.

APPENDIX 3
DETAILS OF IRREVOCABLE UNDERTAKINGS

1.	Lincat Directors

The following Lincat Directors have given irrevocable undertakings to vote, or to procure (or, in the case of 22,575 Lincat Shares representing approximately 0.4 per cent. of the current issued share capital of Lincat, to use best endeavours to procure) that the registered holder votes, in favour of the resolutions relating to the Acquisition at the Meetings (or, in the event the Acquisition is implemented by means of an Offer, to accept, or procure acceptance of (or, in the case of 22,575 Lincat Shares representing approximately 0.4 per cent. of the current issued share capital of Lincat, to use best endeavours to procure acceptance of) the Offer) in respect of their own beneficial holdings of Lincat Shares:

Name	Total Number of Lincat Shares	Percentage of the current issued share capital of Lincat
Martin Craddock	1,144,910	20.85%
Paul Bouscarle	493,045	8.98%
Richard Kemp	22,575	0.41%
Terry Storey	4,527	0.08%
Steve Mitchell	1,901	0.03%
Alan Schroeder	5,652	0.10%
Total	1,672,610	30.5%

These irrevocable undertakings will continue to be binding in the event that a higher competing offer for Lincat is made.
2.	Other Lincat Shareholders

The following Lincat Shareholders have given irrevocable undertakings to vote, or to procure (or, in the case of 5,359 Lincat Shares representing approximately 0.1 per cent. of the current issued share capital of Lincat, to use best endeavours to procure) that the registered holder votes, in favour of the resolutions relating to the Acquisition at the Meetings (or, in the event  the Acquisition is implemented by means of an Offer, to accept or procure the acceptance of (or, in the case of 5,359 Lincat Shares representing approximately 0.1 per cent. of the current issued share capital of Lincat, to use best endeavours to procure acceptance of) the Offer) in respect of their own beneficial holdings of Lincat Shares:

Name	Total Number of Lincat Shares	Percentage of the current issued share capital of Lincat
Marilyn Schroeder	27,105	0.49%
Renata Kemp	5,359	0.10%
John Craddock	377,432	6.87%
Philip and Diana Bouscarle	223,772	4.07%
John and Doreen Hill	161,808	2.95%
Jan Atherton	1,206	0.02%
Ailsa Craddock	13,000	0.24%
Tim Tindle	3,372	0.06%
Total	813,054	14.8%

These irrevocable undertakings will continue to be binding in the event that a higher competing offer for Lincat is made.

Name	Total Number of Lincat Shares	Percentage of the current issued share capital of Lincat
Marlborough Fund Managers	324,500	5.91%
Total	324,500	5.91%

This irrevocable undertaking will cease to be binding if: (i) a competing cash offer for all Lincat Shares is announced which values each Lincat Share at a price which equals or exceeds 110 per cent. of the value of the consideration per Lincat Share available under the terms of the Acquisition; (ii) Bidco does not, within ten days of the announcement of such competing offer, announce a revised offer which values each Lincat Share at a price equal to or greater than the value of the consideration per Lincat Share under the terms of the competing offer; and (iii) Marlborough Fund Managers notifies Bidco within three days of the expiry of such ten day period that its obligations under the irrevocable undertaking have ceased to have effect.

3.	Lapse of Irrevocable Undertakings
Each of the irrevocable commitments described in this Appendix 3 will cease to be binding on the earlier of the following occurrences:

●
if the Scheme has not become Effective by 6.00 p.m. on 30 September 2011 (or such later time or date as agreed between Bidco and Lincat, with the approval of the Court and/or the Panel if required) and an Offer has not been announced prior to that time; or

●	if the Scheme lapses or (with the consent of the Panel) is withdrawn and no Offer is announced within 14 days of such lapse or withdrawal; or
●	if an Offer, if made, lapses or (with the consent of the Panel) is withdrawn without becoming or being declared unconditional in all respects.

APPENDIX 4
DEFINITIONS

The following definitions apply throughout this announcement unless the context otherwise requires:

"Acquisition"
the proposed acquisition by Bidco of the entire issued and to be issued share capital of Lincat (other than the Excluded Shares), to be implemented by means of the Scheme or, should Bidco so elect with the consent of the Panel, by means of an Offer

"Act"	the Companies Act 2006, as amended or re-enacted
"Affiliate"
in relation to a party, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the party, and for these purposes a party shall be deemed to control a person if such party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the person, whether through the ownership of over 50 per cent. of the voting securities or the right to appoint over 50 per cent. of the relevant board of directors by contract or otherwise

"AIM"	the AIM market of the London Stock Exchange
"AIM Rules"	the AIM Rules for Companies published by the London Stock Exchange from time to time
"Approach"	an approach, offer, enquiry, proposal or similar action
"Authorisations"	authorisations, orders, grants, recognitions, confirmations, consents, licences, clearances, certificates, permissions or approvals
"Award Holder"	the holder of a subsisting award to acquire Lincat Shares granted pursuant to the Lincat LTIP and "Award Holders" shall be construed accordingly
"Bidco"	Middleby Holding UK Ltd
"Business Day"	a day (excluding Saturdays, Sundays and public holidays) on which banks are generally open for business in the City of London
"Capital Reduction"	the proposed reduction of Lincat's share capital involving the cancellation and the extinguishing of the Scheme Shares pursuant to the Scheme as provided for under section 641 of the Act
"Closing Price"	the closing middle market price of a Lincat Share as derived from Bloomberg on any particular date
"Code"	the City Code on Takeovers and Mergers, issued by the Panel
"Competing Asset Proposal"
an Approach (whether or not conditional) made by or on behalf of a third party which is not acting in concert (as defined in the Code) with Bidco in relation to a transaction that constitutes a disposal of a significant proportion or value (being 15 per cent. or more) of the undertaking, assets or business of Lincat or any member of the Lincat Group, whether implemented in a single transaction or a series of transactions

"Competing Offer Proposal"
an Approach (whether or not conditional) made by or on behalf of a third party which is not acting in concert with Bidco in relation to:
(a)           an offer, scheme of arrangement, merger, acquisition or business combination involving Lincat or any member of the Lincat Group, the purpose of which is to acquire all or a substantial proportion of (being 15 per cent. or more when aggregated with shares already held by the relevant third party and any body acting in concert with that third party) the issued or to be issued share capital of Lincat or any member of the Lincat Group; or

(b)           a demerger and/or any material reorganisation, division or split of Lincat or the Lincat Group; or

(c)           a transaction which would be an alternative to, or is inconsistent with, or would be reasonably likely to preclude or materially impede, delay or prejudice the implementation of, the Acquisition, in each case whether implemented in a single

transaction or a series of transactions
"Competing Proposal"	a Competing Asset Proposal or a Competing Offer Proposal
"Conditions"
the conditions to the implementation of the Acquisition set out in Appendix 1 to this announcement, with such consequential amendments as may be required as a result of any election by Bidco to implement the Acquisition by means of an Offer

"Court"	the High Court of Justice in England and Wales
"Court Meeting"
the meeting or meetings of Scheme Shareholders as may be convened pursuant to an order of the Court under section 896 of the Act for the purposes of considering and, if thought fit, approving the Scheme (with or without any amendment approved or imposed by the Court and agreed by Lincat and Bidco) including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document

"Court Orders"	the First Court Order and the Second Court Order
"CREST"	the relevant system (as defined in the Regulations) in respect of which Euroclear is the operator (as defined in the Regulations)
"Disclosed"
(i) as fairly disclosed in the Preliminary Results Announcement and Lincat's report and accounts for the year ended 31 December 2009; (ii) as publicly announced by Lincat (by the delivery of an announcement to a Regulatory Information Service) prior to the date of this announcement; (iii) as fairly disclosed in the Scheme Document; or (iv) as otherwise fairly disclosed in writing by or on behalf of Lincat to Middleby, Bidco or their advisers prior to the date of this announcement in the course of negotiations in connection with the Acquisition

"Effective"
(i) if the Acquisition is implemented by means of the Scheme, the Scheme having become effective pursuant to its terms; or (ii) if the Acquisition is implemented by means of an Offer, the Offer having been declared or having become unconditional in all respects in accordance with the requirements of the Code
"Effective Date"	the date on which the Acquisition becomes Effective
"Enlarged Group"	the combined businesses of the Middleby Group and the Lincat Group following completion of the Acquisition
"Euroclear"	Euroclear UK & Ireland Limited
"Excluded Shares"
any Lincat Shares which are:
(a) registered in the name of or beneficially owned by any member of the Middleby Group or its nominee(s) at the relevant time; or
(b) registered in the name of the Trustee and which the Trustee requires in order to satisfy an award granted by it pursuant to the Lincat LTIP in respect of which the Trustee has not received an Exercise Notice from the Award Holder prior to the Scheme Record Time

"Exercise Notice"	a notice issued by an Award Holder to the Trustee pursuant to which the Award Holder exercises an award granted to him pursuant to the Lincat LTIP in accordance with the LTIP Proposals
"FSA"	the Financial Services Authority
"First Court Order"	the order of the Court sanctioning the Scheme under section 899 of the Act
"General Meeting"
the general meeting of Lincat to be convened in connection with the Scheme and the Capital Reduction, notice of which will be contained in the Scheme Document, including any adjournment, postponement or reconvention thereof

"General Resolution"	the resolution to be proposed at the General Meeting in connection with the Scheme
"Group"	in relation to any person, its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company
"Implementation Agreement"	the implementation agreement between Bidco,

Middleby and Lincat dated 22 March 2011
"KPMG Corporate Finance"
KPMG Corporate Finance, a division of KPMG LLP which is authorised and regulated by the FSA for investment business activities. KPMG LLP is registered in England with number OC301540 and has its registered office at 15 Canada Square, London E14 5GL

"Lincat"	Lincat Group plc
"Lincat Board" or Lincat Directors"	the directors of Lincat
"Lincat EBT"	the Lincat Group plc Employee Benefit Trust
"Lincat Group"	Lincat and its Group
"Lincat LTIP"	the Lincat Group plc Long Term Incentive Plan (2007)
"Lincat Shareholder(s)"	holders of Lincat Shares
"Lincat Share(s)"	ordinary shares of 10 pence each in the capital of Lincat
"Livingstone Partners"	Livingstone Partners LLP, a limited liability partnership registered in England with number OC307858 and with its registered office at 15 Adam Street, London WC2N 6RJ
"London Stock Exchange"	the London Stock Exchange plc or its successor
"LTIP Proposals"	the proposals as agreed by Lincat and Middleby for the exercise of subsisting awards granted pursuant to the Lincat LTIP in connection with the Scheme
"Marlborough Fund Managers"	Marlborough Fund Managers (Marlborough UK Micro-Cap Growth Fund and Marlborough Special Situations Fund)
"Meetings"	the Court Meeting and the General Meeting and "Meeting" means either of them
"Middleby"	The Middleby Corporation
"Middleby Group"	Middleby and its Group
"Offer"	should Bidco elect to effect the Acquisition by means of a takeover offer (within the meaning of section 974 of the Act), the offer to be made by

Bidco (or an Affiliate of Bidco) for the entire issued and to be issued ordinary share capital of Lincat (other than any shares held by any associate (as that term is defined in section 988 of the Act) of Middleby) on the terms and subject to the conditions to be set out in the related offer document and form of acceptance including, where the context requires, any subsequent amendment, revision, variation, extension or renewal thereof

"Panel"	the Panel on Takeovers and Mergers
"Preliminary Results Announcement"	Lincat's preliminary announcement of its results for the year ended 31 December 2010 published on the same date as this announcement
"Registrar"	the Registrar of Companies in England and Wales, within the meaning of the Act
"Regulations"	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755)
"Regulatory Information Service"	an information dissemination provider approved by the FSA and whose name is set out in a list maintained by the FSA
"Scheme"
the scheme of arrangement proposed to be made under Part 26 of the Act between Lincat and the Scheme Shareholders to implement the Acquisition to be contained in the Scheme Document, the principal terms of which are set out in this announcement, with or subject to any modification, amendment, revision, addition or condition approved or imposed by the Court and agreed to by Lincat and Bidco

"Scheme Document"
the circular to be issued by Lincat to Scheme Shareholders setting out the terms and conditions of the Acquisition and certain information about the parties and containing the Scheme and notices convening the Meetings

"Scheme Record Time"	the time and date specified as such in the Scheme Document, expected to be 6.00 p.m. (London time) on the Business Day immediately preceding the Second Court Hearing Date
"Scheme Shareholders"	holders of Scheme Shares, and a "Scheme Shareholder" shall mean any one of these

Scheme Shareholders
"Scheme Shares"
the Lincat Shares in issue on the date of the Scheme Document together with any further Lincat Shares (if any):

(a)           issued after the date of despatch of the Scheme Document and prior to the Voting Record Time; and

(b)           issued on or after the Voting Record Time and prior to the Scheme Record Time either on terms that the original or any subsequent holder thereof shall be bound by the Scheme or, in respect of which the holder thereof is, or shall have agreed in writing to be, bound by the Scheme, other than the Excluded Shares

"Second Court Hearing"	the hearing by the Court to confirm the Capital Reduction
"Second Court Hearing Date"	the date of the commencement of the Second Court Hearing
"Second Court Order"	the order of the Court confirming the Capital Reduction under section 648 of the Act
"Statement of Capital"
the statement of capital (approved by the Court) showing with respect to Lincat's share capital, as altered by the Second Court Order confirming the Capital Reduction, the information required by section 649 of the Act

"subsidiary", "subsidiary undertaking", "undertaking", "holding company" and "associated undertaking"	shall be construed in accordance with the Act
"Third Party"
any central bank, ministry, government (whether national, state, municipal or local government and including any subdivision, court, administrative agency or commission or other authority thereof), governmental or quasi governmental (including the European Union), supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body (including, without limitation, any national or supranational anti-trust or merger control authority), court, trade agency, authority, association, institution, private body corporate, or any other body, entity or person whatsoever in any jurisdiction including, for the avoidance of doubt, the Panel
"Trustee"	Lincat Group EBT Limited in its capacity as trustee of the Lincat EBT
"UK" or "United Kingdom"	the United Kingdom of Great Britain and Northern Ireland
"US" or "United States"	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia and all other areas subject to its jurisdiction
"US$"	the lawful currency of the United States
"Wider Lincat Group"
Lincat and its associated undertakings and any other body corporate, partnership, joint venture or person in which the Lincat and such undertakings (aggregating their interests) have an interest of more than 20 per cent. of the voting or equity capital or the equivalent

"Wider Middleby Group"
Middleby and its associated undertakings and any other body corporate, partnership, joint venture or person in which Middleby and such undertakings (aggregating their interests) have an interest of more than 20 per cent. of the voting or equity capital or the equivalent , including Bidco

"Voting Record Time"	6.00 p.m. (London time) on the day which is two days before the date of the Court Meeting or any adjournment, postponement or reconvention thereof
"£" or "pounds" or "pence"	the lawful currency of the United Kingdom

All times referred to are London time unless otherwise stated.